Exhibit 10.2

PURCHASE AGREEMENT

           PURCHASE AGREEMENT ("Agreement") made February 16, 2006 by and among China Properties Developments Inc., a Colorado corporation ("Purchaser"), and Shaanxi Xinyuan Real Estate Co Ltd, ("the Company"), a People’s Republic of China limited liability corporation, and certain Selling Shareholders (“the Selling Shareholders”) of Shaanxi Xinyuan Real Estate Co Ltd.

R E C I T A L S:

           A.   The respective Boards of Directors of Purchaser and the Company, and the Selling Shareholders have determined that the purchase of the Company by the Purchaser (the "Purchase") from the Selling Shareholders, upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective shareholders, and such Boards of Directors have approved such Purchase, pursuant to which certain shares of Common Stock of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Purchase (as defined in Section 1.03) will be exchanged for the right to receive Common Stock of Purchaser ("Purchaser Common Stock") and 5% Non-Voting Preferred Stock of the Purchaser, par value of $1.00 (the “Purchaser Preferred Stock”) other than Dissenting Shares (as defined in Section 2.01(d)).

           B.   Purchaser and the Company and the Selling Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Purchase and also to prescribe various conditions to the Purchase.

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I:
THE PURCHASE

1.01     The Purchase.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Colorado Corporations Code (the "Colorado Statutes"), the Purchaser shall acquire the Company from the Selling Shareholders at the Effective Time of the Purchase. The Company will become a wholly owned subsidiary of the Purchaser.

1.02     Closing.   Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Purchase (the "Closing") will take place at 10:00 a.m. on the business day after satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the "Closing Date"), at the offices of Dennis Brovarone, Attorney at Law, in Littleton, Colorado, unless another date, time or place is agreed to in writing by the parties hereto.

1.03     Effective Time of Purchase.   As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall make all filings or recordings required under Colorado Statutes. The Purchase shall become effective at such time as is permissible in accordance with Colorado Statutes and as Purchaser and the Company shall agree should be specified in the Articles of Purchase (the time the Purchase becomes effective being the "Effective Time of the Purchase"). Purchaser shall use reasonable efforts to have the Closing Date and the Effective Time of the Purchase to be the same day.

1.04     Effects of the Purchase.   The Purchase shall have the effects set forth in the applicable provisions of the Colorado Statutes.

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1.05     Articles of Incorporation; Bylaws; Purposes.

           (a) The Certificate of Incorporation of the Purchaser in effect immediately prior to the Effective Time of the Purchase shall be the Certificate of Incorporation of the Purchaser until thereafter changed or amended as provided therein or by applicable law.

           (b) The Bylaws of the Purchaser in effect at the Effective Time of the Purchase shall be the Bylaws of the Purchaser until thereafter changed or amended as provided therein or by applicable law.

           (c) The purposes of the Purchaser and the total number of its authorized capital stock shall be as set forth in the Certificate of Incorporation of the Purchaser in effect immediately prior to the Effective Time of the Purchase until such time as such purposes and such number may be amended as provided in the Certificate of Incorporation of the Purchaser and by applicable law.

1.06     Directors and Officers of the Company.   The directors and executive officers designated by Purchaser at the Effective Time of the Purchase shall be the directors and executive officers of the Company. At the Effective Time of the Purchase, the Purchaser shall not take any actions that would obligate the Company to appoint or nominate any other officers or remove any officers of the Company or appoint Purchaser’s directors representing more than half the seats on the board of directors of the Company.

1.07     Shareholders of the Purchaser.   At the Effective Time of the Purchase, the Selling Shareholders do not beneficially own, directly or indirectly, in their individual capacities more than fifty per cent (50%) of the share capital of the Purchaser.

ARTICLE II:
PURCHASE PRICE

2.01     Effect on Capital Stock.   As of the Effective Time of the Purchase, by virtue of the Purchase and without any action on the part of the holders of shares of Company Common Stock:

           (a) Company-Owned Common Stock. No less than 90% of the Company’s shares issued and outstanding prior to the Purchase, as per Schedule A, shall be exchanged for $30,000,000.00 of Purchaser’s stock, divided into 15,000,000 shares of Purchaser $1.00 Common Stock and 15,000,000 shares of Purchaser $1.00 Preferred Stock, with customary restrictive legends pursuant to the Securities Act of 1933, as amended. (the “Security Act”)

           (b) Issuance and Transfer of Purchaser Common Stock and Purchaser Preferred Stock. The 15,000,000 Purchaser Common Stock and 15,000,000 Purchaser Preferred Stock to be issued by the Purchaser to the Company’s Selling Shareholders pursuant to this Agreement shall be delivered by the Purchaser to Dennis Brovarone (the “Exchange Agent”) and shall be known as the "Acquisition Consideration."

2.02     Stock Warrants.   At the Effective Time of the Purchase, there will be no outstanding warrants to purchase Purchaser Common Stock and/or Purchaser Preferred Stock.

2.03     Series A Preferred Stock.   In accordance with the provisions of its Articles of Incorporation, the Board of Directors authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

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Series A Convertible Preferred Stock:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 15,000,000 shares of Preferred Stock, is Series A Preferred Stock (the "Series A Preferred Stock") and the stated value shall be One Dollar ($1.00) per share (the "Stated Value").

II. RANK

The Series A Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $0.001 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Article VII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pan passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article VII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article DC hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

III. DIVIDENDS

The Series A Preferred Stock shall accrue and be paid an annual dividend equal to 5% (five) of the Stated Value and shall be payable on or before the fifteenth day following each annual anniversary of the original issuance date of each certificate for the Series A Preferred Stock.

In no event, so long as any Series A Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class.

IV. LIQUIDATION PREFERENCE

A.          Liquidation Event.          If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee,

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custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, subject to this Article IV, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities (including any dividends or distribution paid on any Pari Passu Securities after the date of filing of this Certificate of Designation) shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. Any prior dividends or distribution made after the date of filing of this Certificate of Designation shall offset, dollar for dollar, the amount payable to the class or series to which such distribution was made.

B.          Certain Acts Deemed Liquidation Event.          At the option of any holder of Series A Preferred Stock, (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, (b) the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or (c) the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor, shall be deemed to be a liquidation, dissolution or winding up of the Corporation. The above provisions shall similarly apply to successive consolidations, mergers, business combinations, sales or dispositions. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

C.          Liquidation Preference.          For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) an amount equal to five percent (5%) per annum of such Stated Value for the period beginning on February 16, 2006 (the "Closing Date") and ending on the date of final distribution to the holder thereof (prorated for any portion of such period). The liquidation preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

V. REDEMPTION

A.          Redemption.          After the Series A Preferred Stock has been outstanding for not less than five years and upon thirty day written notice to the Holder thereof, the Company may effect a redemption of the Series A Preferred Shares. The Redemption Price shall be $1 per share plus any accrued and payable Dividends. Redemption shall be effected by the delivery of the redemption price to the holder thereof after said thirty day written notice. Such Notice of Redemption shall have no effect upon the Holders Conversion Rights set forth in Article VII below until the date on which the Redemption Price is received by the Holder.

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VI. VOTING RIGHTS

The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the Colorado Corporation Law ("CO-CORP LAW"), in this Article VI, VII and in Article VIII below.

Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

To the extent that under the CO-CORP LAW the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the CO-CORP LAW) shall constitute the approval of such action by the class. To the extent that under the CO-CORP LAW holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the one million shares of Common Stock. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the CO-CORP LAW.

VII CONVERSION RIGHTS

So long as the Dividend stated in Article III above has accrued and not been paid, the Holder of the Series A Preferred Stock may convert the Series A Preferred Stock into the Corporation’s Common Stock at the rate of one share of Common Stock for each share of Series A Preferred Stock surrendered to the Corporation plus one share of Common Stock for every $1 of accrued and unpaid Dividend. Conversion shall be effected by surrendering the Holder’s certificate for the Series A Preferred Stock to Corporation with instructions to convert the same in to Common Stock. The Corporation shall deliver a certificate for the Common Stock to the Holder with ten business days of receipt of the certificate for the Series A Preferred Stock. So long as the certificate for the Series A Preferred Stock and instructions for conversion are received by the Corporation prior to the expiration of thirty days after any Notice of Redemption issued by the Corporation pursuant to Article V above, the conversion shall be effected by the Corporation.

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VIII. PROTECTIVE PROVISIONS

So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the CO-CORP LAW) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

  alter or change the rights, preferences or privileges of the Series A Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;
  create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Senior Securities");
  create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Pari Passu Securities");
  increase the authorized number of shares of Series A Preferred Stock;
  issue any Senior Securities or Pari Passu Securities;
  increase the par value of the Common Stock, or
  do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

In the event holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right of Dissenting Stockholders under the NVGCL to petition for the payment of the fair value of their shares as it exists prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

ARTICLE III:
REPRESENTATIONS AND WARRANTIES

3.01     Representations and Warranties of the Company.   Except as set forth in the Company Disclosure Schedule delivered by the Company to the Purchaser at the time of execution of this Agreement, the Company represents and warrants to Purchaser and Purchase Sub as follows:

           (a) Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the People’s Repubic of China and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to the Company.

           (b) Capital Structure. There are no authorized and outstanding shares of stock in the Company except those listed in its Articles of Incorporation as a limited liability company under the laws of the People’s Republic of China. No shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or

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other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. The Company Disclosure Schedule sets forth the outstanding Capitalization of the Company. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

           (c) Authority; Non-contravention. The Company has the requisite corporate and other power and authority to enter into this Agreement and to consummate the Purchase. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Articles of Incorporation or Bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Articles of Purchase with the Secretary of State of Colorado.

           (d) Absence of Certain Changes or Events. Since December 31, 2003, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to the Company; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without prior consent of Purchaser; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

           (e) Litigation; Labor Matters; Compliance with Laws.

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                       (i) There is no suit, action or proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

                      (ii) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to the Company.

                      (iii) The conduct of the business of the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

           (f) Benefit Plans. The Company is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company (collectively, "Benefit Plans").

           (g) Certain Employee Payments. The Company is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

           (h) Tax Returns and Tax Payments. The Company has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, "taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees,, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

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           (i) Environmental Matters. The Company is in compliance with all applicable Environmental Laws. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

           (j) Material Contract Defaults. The Company is not, or has not received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which the Company is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring the Company to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by the Company in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

           (k) Properties. The Company has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

           (l) Trademarks and Related Contracts. To the knowledge of the Company:

                      (i) As used in this Agreement, the term "Trademarks" means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature; the term "Trade Secrets" means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term "Company License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for off-the-shelf products that are generally available or less than $25,000), and any written settlements relating to any Intellectual Property, to which the Company is a party or otherwise bound; and the term "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

                      (ii) To the knowledge of the Company, none of the Company's Intellectual Property or Company License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against the Company or its successors.

           (m) Board Recommendation. The Board of Directors of the Company has unanimously determined that the terms of the Purchase are fair to and in the best interests of the shareholders of the Company and recommended that the holders of the shares of Company Common Stock approve the Purchase.

           (n) Required Company Vote. The affirmative vote of a majority of the shares of the Company’s Common Stock is the only vote of the holders of any class or series of the Company's securities necessary to approve the Purchase (the "Company Shareholder Approval").

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3.02     Representations and Warranties of Purchaser.   Except as set forth in the disclosure schedule delivered by Purchaser to the Company at the time of execution of this Agreement (the "Purchaser Disclosure Schedule"), Purchaser represent and warrant to the Company as follows:

           (a) Organization, Standing and Corporate Power. Each of Purchaser, and the other Purchaser Subsidiaries (as defined in Section 3.03(b)) is (or at Closing will be) duly organized, validly existing and in good standing under the laws of the State of Colorado, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Purchaser and the other Purchaser Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Purchaser.

           (b) Subsidiaries. The Purchaser has another subsidiary Wollaston Industrial Limited, formed in the British Virgin Islands (the “BVI Subsidiary”) to pursue its business plans and to obtain rental properties and contracts. All the outstanding shares of capital stock of each of the Purchaser’s subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in the Purchaser Disclosure Schedule, are owned (of record and beneficially) by Purchaser, free and clear of all Liens.

           (c) Capital Structure. The authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock, no par value, and 50,000,000 preferred stock of the Purchaser of which 17,325,000 shares of Purchaser Common Stock are issued and outstanding and no shares of Purchaser Common Stock are issuable upon the exercise of outstanding warrants, convertible notes, options and otherwise. Except as set forth above, no shares of capital stock or other equity securities of Purchaser are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Purchaser are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Purchaser may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Purchaser or any of its subsidiaries is a party or by which any of them is bound obligating Purchaser or any its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Purchaser or any of its subsidiaries or obligating Purchaser or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Purchaser or any of its subsidiaries or obligating Purchaser or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Purchaser or any of its subsidiaries.

           (d) Authority; Non-contravention. Purchaser has all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Purchaser,

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enforceable against each such party in accordance with its terms. The execution and delivery of this agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, (i) the articles of incorporation or bylaws of Purchaser or the comparable charter or organizational documents of any other subsidiary of Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Purchaser or any other subsidiary of Purchaser or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Purchaser, or any other subsidiary of Purchaser or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Purchaser or could not prevent, hinder or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser, or any other subsidiary of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Purchase with the Secretaries of State of Colorado, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, states.

           (e) SEC Documents; Undisclosed Liabilities. Purchaser has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the "SEC") and Purchaser has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Purchaser SEC Documents"). As of their respective dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC documents, and none of the Purchaser SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Purchaser SEC Documents, to the knowledge of Purchaser’s management, contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Purchaser included in such Purchaser SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Purchaser's independent accountants). Except as set forth in the Purchaser SEC Documents, at the date of the most recent audited financial statements of Purchaser included in the Purchaser SEC Documents,

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neither Purchaser nor any of its subsidiaries had, and since such date neither Purchaser nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Purchaser.

           (f) Absence of Certain Changes or Events. Except as disclosed in the Purchaser SEC Documents, since the date of the most recent financial statements included in the Purchaser SEC Documents, Purchaser has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Purchaser; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Purchaser; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without the prior consent of the Company; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.

           (h) Litigation; Labor Matters; Compliance with Laws.

                      (i) There is no suit, action or proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Purchaser or prevent, hinder or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Purchaser having, or which, insofar as reasonably could be foreseen by Purchaser, in the future could have, any such effect.

                      (ii) Purchaser is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Purchaser.

                      (iii) The conduct of the business of Purchaser complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

           (i) Benefit Plans. Purchaser is not a party to any Benefit Plan under which Purchaser currently has an obligation to provide benefits to any current or former employee, officer or director of Purchaser.

           (j) Certain Employee Payments. Purchaser is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Purchaser of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

           (k) Tax Returns and Tax Payments. Purchaser has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its

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financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of Purchaser or is being asserted against Purchaser, no audit of any Tax Return of Purchaser is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Purchaser and is currently in effect.

           (l) Environmental Matters. Purchaser is in material compliance with all applicable Environmental Laws.

           (m) Material Contract Defaults. Purchaser is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which Purchaser is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring Purchaser to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Purchaser in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Purchaser or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

           (n) Properties. Purchaser has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Purchaser or acquired after the date thereof which are, individually or in the aggregate, material to Purchaser's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

           (o) Trademarks and Related Contracts. Purchaser does not hold any Trademarks, Trade Secrets, or Intellectual Property, and is not party to any license agreements regarding such.

           (p) Board Recommendation. The Board of Directors of Purchaser has unanimously determined that the terms of the Purchase are fair to and in the best interests of the shareholders of Purchaser.

ARTICLE IV:
COVENANTS RELATING TO
CONDUCT OF BUSINESS PRIOR TO AND POST PURCHASE

4.01     Conduct of Company and Purchaser.   From the date of this Agreement and until the Effective Time of the Purchase, or until the prior termination of this Agreement, Company and Purchaser shall not, unless mutually agreed to in writing:

           (a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time of the Purchase;

           (b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

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           (c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time of the Purchase;

           (d) except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to Company and Purchaser or their business or assets; or

           (e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by the Generally Accepted Accounting Principles in the United States.

ARTICLE V:
ADDITIONAL AGREEMENTS

5.01     Access to Information; Confidentiality.

           (a) The Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Purchaser and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Purchase to its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its officers, employees and representatives to, furnish promptly to Purchaser all information concerning their respective business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of the Purchaser set forth herein and compliance by the Purchaser of their respective obligations hereunder, during the period prior to the Effective Time of the Purchase, Purchaser shall provide the Company and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable the Company to confirm the accuracy of the representations and warranties of Purchaser set forth herein and compliance by Purchaser of their obligations hereunder, and, during such period, Purchaser shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to the Company upon its request (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of the Company, and Purchaser will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

           (b) No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.02     Best Efforts.   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Purchase and the other transactions contemplated by this Agreement. Purchaser and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under

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any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of the Company in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations and (ii) in facilitating each other’s due diligence investigations. Purchaser and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Purchase.

5.03     Public Announcements.   Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.04     Expenses.   All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.05     Directors and Officers.   This Agreement shall not affect the tenure of directors and officers of Parent.

5.06     No Solicitation.   Except as previously agreed to in writing by the other party, neither Company or Purchaser shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any Purchase, consolidation, business combination, recapitalization or similar transaction involving Company or Purchaser, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Purchase or which would or could be expected to dilute the benefits to the Company of the transactions contemplated hereby. Company or Purchaser will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

5.07     Covenant relating to the Company.   From the date of this Agreement and until the Effective Time of the Purchase, the Company’s shareholders hereby irrevocably agree and covenant to foresake and forgive the entire outstanding principal amount and any interest accrued or to be accrued on any loan that the Company’s shareholders may have consented to the Company prior to the date of this Agreement.

ARTICLE VI:
CONDITIONS PRECEDENT

6.01     Conditions to Each Party's Obligations to Effect the Purchase.   The respective obligations of each party to effect the Purchase is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

           (a) Opinions of Counsel. Execution and delivery of the following: (i) to the Company, an opinion of counsel from Purchaser's legal counsel that the terms, conditions and structure of this Purchase satisfy Colorado law; (ii) to the Purchaser, an opinion of counsel from the Company’s legal counsel that the terms, conditions and structure of this Purchase satisfy all legal requirements of the relevant jurisdiction; and (iii) to the Purchaser, an opinion of counsel from Company’s legal

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counsel that the terms, conditions and structure of this Purchase satisfy the People's Republic of China law.

           (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Purchase shall be in effect.

           (c) No Dissent. Holders of no more than five percent (5%) of the Company’s shares of common stock shall have dissented to the Purchase.

6.02 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Purchase are further subject to the following conditions:

           (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Purchaser shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

           (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder), and Purchaser shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

           (c) Consents, etc. Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

           (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Purchase or any of the other transactions contemplated by this Agreement or seeking to obtain from Purchaser or any of its subsidiaries any damages that are material in relation to Purchaser and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Purchaser or any of its subsidiaries of any material portion of the business or assets of the Company, Purchaser or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Purchaser or any of its subsidiaries, as a result of the Purchase or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Company Common Stock or Common Stock of the Surviving Corporation on all matters properly presented to the shareholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

           (e) Due Diligence Investigation. Purchaser shall be satisfied with the results of its due diligence investigation of the Company in its sole and absolute discretion.

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6.03 Conditions to Obligation of the Company.   The obligation of the Company to effect the Purchase is further subject to the following conditions:

           (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Purchaser by the president of Purchaser to such effect.

           (b) Performance of Obligations of Purchaser. Purchaser shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to Purchaser or adversely affect the ability of Purchaser to consummate the transactions herein contemplated or perform its obligations hereunder), and the Company shall have received a certificate signed on behalf of Purchaser by the president of Purchaser to such effect.

           (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by the Company, Purchaser or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Purchaser or of its any subsidiaries.

           (d) Consents, etc. Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

           (e) Filing of Purchase Agreement. Purchaser shall have filed or will promptly file after the Closing Date in the office of the Secretary of State or other office of each jurisdiction in which such filings are required for the Purchase to become effective.

           (f) 8-K. The post-Purchase company shall file a Form 8-K with the SEC within four days of the Closing Date containing audited financial statements of the Company as required by Regulation S-X.

ARTICLE VII:
TERMINATION, AMENDMENT AND WAIVER

7.01     Termination.   This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Purchase:

           (a) by mutual written consent of Purchaser and the Company;

           (b) by either Purchaser or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Purchase and such order, decree, ruling or other action shall have become final and nonappealable;

           (c) by either Purchaser or the Company if the Purchase shall not have been consummated in all material aspects before June 1, 2006.

           (d) by Purchaser, if a material adverse change shall have occurred relative to the Company;

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           (e) by Purchaser, if the Company willfully fails to perform in any material respect any of its material obligations under this Agreement; or

           (f) by the Company, if Purchaser willfully fails to perform in any material respect any of their respective obligations under this Agreement.

7.02     Effect of Termination.

In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than the provisions of the last sentence of Section 5.01(a) and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.03     Amendment.   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04     Extension; Waiver.   Subject to Section 7.01(c), at any time prior to the Effective Time of the Purchase, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05     Procedure for Termination, Amendment, Extension or Waiver.   A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver of this Agreement pursuant to Section 7.04 shall, in order to be effective, require in the case of Purchaser or the Company, action by its Board of Directors.

7.06     Return of Documents.   In the event of termination of this Agreement for any reason, Purchaser and Company will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Purchaser and Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

ARTICLE VIII:
INDEMNIFICATION AND RELATED MATTERS

8.01     Survival of Representations and Warranties.   The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Purchase until the Settlement Date.

8.02     Indemnification.

           (a) Irrespective of any due diligence investigation conducted by Company with regard to the transactions contemplated hereby, the Purchaser shall indemnify and hold the Company and each of its officers and directors (the "Company Representatives") harmless from and against any and all

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liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Company or any of the Company Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Purchaser as set forth herein.

           (b) The Company shall indemnify and hold the Purchaser and each of its officers and directors (the "Purchaser Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Purchaser or any of the Purchaser Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Company as set forth herein.

8.03     Notice of Indemnification.   In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by the Purchaser or any Purchaser Representative or by the Company or any Company Representative, against the other, as the case may be (each an "Indemnitee"), under the provisions of this Article VIII (an "Indemnity Claim"), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Purchaser Representative, who shall be Ping’an Wu, or the Company. Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, the Purchaser Representative or the Company, as the case may be, shall notify the Indemnitee in writing of its intent to contest the indemnification obligation (a "Contest") or to accept liability hereunder. If the Purchaser Representative or the Company, as the case may be, does not respond within ten (10) days of the request of such written notice to such written notice, the Purchaser Representative or the Company, as the case may be, will be deemed to accept liability as it relates to the Purchase Consideration. In such event, the Indemnitee will deliver a Notice to the Purchaser that there is a determination of liability to this Section 8.03 and the Purchaser shall be instructed to adjust the Purchase Consideration. In the event of a Contest, within ten (10) days of the receipt of the written notice thereof, the parties will select arbitrators and submit the dispute to binding arbitration before the American Arbitration Association at a venue to be located in New York City. The arbitrators shall be selected by the mutual agreement of the parties. If the parties can not agree on the arbitrator, each may select one arbitrator and the two designated arbitrators shall select the third arbitrator. If the third arbitrator can not be agreed upon, the American Arbitration Association in New York shall select the third arbitrator. A decision by the individual arbitrator or a majority decision by the three arbitrators shall be final and binding upon the parties. Such arbitration shall follow the rules of the American Arbitration Association and must be resolved by the arbitrators within thirty (30) days after the matter is submitted to arbitration. If the arbitration is ruled favorably for Purchaser so that there is a determination of a Loss, the Indemnitee will deliver a Notice to Purchaser that there is a determination of liability pursuant to this Section 8.03 and the Purchaser shall adjust the Purchase Consideration Deposit accordingly.

ARTICLE IX:
GENERAL PROVISIONS

9.01     Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Purchase Agreement                                 February 2006                                  Page 19 of 32

           (a) if to Purchaser or Purchaser Representative, to:

            Attention: Ping’an Wu
            89 Chang’an Middle Road, 26th Floor, Xi’an, China

           (b) if to the Company or the Selling Shareholders, to:

           Attention: Shuzhen Yang
           111 Chang’an Middle Road, 15th Floor, Xi’an, China

9.02     Definitions.   For purposes of this Agreement:

           (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

           (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Purchaser, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Purchaser to the consummation of the Purchase);

           (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

           (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

9.03     Interpretation.   When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.04     Entire Agreement; No Third-Party Beneficiaries.   This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05     Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06     Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Purchase Agreement                                 February 2006                                  Page 20 of 32

9.07     Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Colorado, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08     Severability.   Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09     Counterparts.   This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

Purchase Agreement                                 February 2006                                  Page 21 of 32

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives) to execute this Agreement as of the date first above written.

China Properties Holdings Inc.

By:

/s/ Ping’an Wu

_______________________
Name: Ping’an Wu
Title: President

Shaanxi Xinyuan Real Estate Co Ltd

By:

/s/ Shuzhen Yang

_______________________
Name: Shuzhen Yang
Title: President

Purchase Agreement                                 February 2006                                  Page 22 of 32

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives) to execute this Agreement as of the date first above written.

China Properties Holdings Inc.

By:

/s/ Ping’an Wu

_______________________
Name: Ping’an Wu
Title: President

By:

/s/ Gensheng Wang

_______________________
Name: Gensheng Wang
Title: Shareholder

Purchase Agreement                                 February 2006                                  Page 23 of 32

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives) to execute this Agreement as of the date first above written.

China Properties Holdings Inc.

By:

/s/ Ping’an Wu

_______________________
Name: Ping’an Wu
Title: President

By:

/s/ Gang Ma

_______________________
Name: Gang Ma
Title: Shareholder

Purchase Agreement                                 February 2006                                  Page 24 of 32

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives) to execute this Agreement as of the date first above written.

China Properties Holdings Inc.

By:

/s/ Ping’an Wu

_______________________
Name: Ping’an Wu
Title: President

By:

/s/ Junlin Ju

_______________________
Name: Junlin Ju
Title: Shareholder

Purchase Agreement                                 February 2006                                  Page 25 of 32

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives) to execute this Agreement as of the date first above written.

China Properties Holdings Inc.

By:

/s/ Ping’an Wu

_______________________
Name: Ping’an Wu
Title: President

By:

/s/ Zhuqing Zhao

_______________________
Name: Zhuqing Zhao
Title: Shareholder

Purchase Agreement                                 February 2006                                  Page 26 of 32

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives) to execute this Agreement as of the date first above written.

China Properties Holdings Inc.

By:

/s/ Ping’an Wu

_______________________
Name: Ping’an Wu
Title: President

By:

/s/ Yanfeng Gao

_______________________
Name: Yanfeng Gao
Title: Shareholder

Purchase Agreement                                 February 2006                                  Page 27 of 32

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives) to execute this Agreement as of the date first above written.

China Properties Holdings Inc.

By:

/s/ Ping’an Wu

_______________________
Name: Ping’an Wu
Title: President

By:

/s/ Xiangming Wang

_______________________
Name: Xiangming Wang
Title: Shareholder

Purchase Agreement                                 February 2006                                  Page 28 of 32

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives) to execute this Agreement as of the date first above written.

China Properties Holdings Inc.

By:

/s/ Ping’an Wu

_______________________
Name: Ping’an Wu
Title: President

By:

/s/ Linqing Zhao

_______________________
Name: Linqing Zhao
Title: Shareholder

Purchase Agreement                                 February 2006                                  Page 29 of 32

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives) to execute this Agreement as of the date first above written.

China Properties Holdings Inc.

By:

/s/ Ping’an Wu

_______________________
Name: Ping’an Wu
Title: President

By:

/s/ Yong Hu

_______________________
Name: Yong Hu
Title: Shareholder

Purchase Agreement                                 February 2006                                  Page 30 of 32

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives) to execute this Agreement as of the date first above written.

China Properties Holdings Inc.

By:

/s/ Ping’an Wu

_______________________
Name: Ping’an Wu
Title: President

By:

/s/ Zhixian Li

_______________________
Name: Zhixian Li
Title: Shareholder

Purchase Agreement                                 February 2006                                  Page 31 of 32

SCHEDULE A
COMPANY SELLING SHAREHOLDERS

Name	# of Common Shares	# of Preferred Shares (%)

Gensheng Wang	1,666,667	1,666,666 (11.1%)

Gang Ma	1,666,667	1,666,666 (11.1%)

Junlin Ju	1,666,667	1,666,666 (11.1%)

Zhuqing Zhao	1,666,667	1,666,667 (11.1%)

Yanfeng Gao	1,666,667	1,666,667 (11.1%)

Xiangming Wang	1,666,667	1,666,667 (11.1%)

Linqing Zhao	1,666,666	1,666,667 (11.1%)

Yong Hu	1,666,666	1,666,667

Zhixian Li	1,666,666	1,666,667

Purchase Agreement                                 February 2006                                  Page 32 of 32